Exhibit 99.1

     Creative Computer Applications, Inc. Reports Sales and Earnings for the
          Fourth Fiscal Quarter and Fiscal Year Ended August 31, 2003

    CALABASAS, Calif.--(BUSINESS WIRE)--Nov. 25, 2003--Creative Computer Applications, Inc. or CCA (AMEX: CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies and imaging departments, announced today its sales and earnings for the fourth fiscal quarter and fiscal year ended August 31, 2003.
    Sales for the fourth fiscal quarter of fiscal 2003 were $1,655,084 compared to sales of $2,187,057 in the same quarter of fiscal 2002. The Company incurred a net loss of $37,492 or $.01 per basic and diluted share, compared to net income of $224,639 or $.07 per basic and diluted share for the same period one year ago. Fourth quarter sales were reduced in part by the cancellation of a CIS contract of approximately $150,000 as a result of a change in ownership of a client's facility.
    Sales for the fiscal year ended August 31, 2003 were $7,381,121 compared to sales of $7,831,017 for the fiscal year ended August 31, 2002. The Company earned net income of $94,101 or $.03 per basic and diluted share compared to $431,659 or $.13 per basic and diluted share for the same period one year ago.
    Steven M. Besbeck, President and CEO, stated, "The results of operation for our fourth fiscal quarter and fiscal year ended August 31, 2003 were indicative of a challenging period for the Company. CCA's results of operations for the current fiscal year ended August 31, 2003 were marked by a decrease in sales of approximately 5.7% over the 2002 fiscal year and a decrease in earnings. However, the Company maintained positive operating cash flow while increasing spending for product development, and released its new Laboratory Information System, CyberLAB(R) version 7.0. The Company's decrease in revenues for the 2003 fiscal year was primarily due to a transition to the new version of CyberLAB(R) that impacted sales of the previous product version. Other factors contributing to the decline in sales were associated with the sluggish economy and the healthcare industry's preoccupation with the Health Insurance Portability and Accountability Act (HIPAA) compliance issues."
    Mr. Besbeck further stated, "The Company experienced a delay in the release of its new CyberLAB(R) version 7.0 Laboratory Information System due to timing issues and the need to complete HIPAA related upgrades to its existing products and deliver them to our clients. During the fourth fiscal quarter CCA had substantially completed CyberLAB(R) version 7.0 and began to install the new software in its initial beta site for testing and evaluation. As of this date, CyberLAB(R) version 7.0 is live in two beta sites and we plan to generally release the new product to our client base. In addition, new sales and marketing activities were initiated resulting in CCA's pipeline of potential new CyberLAB(R) version 7.0 related transactions increasing back to historical levels. CyberLAB(R) version 7.0 has generated significant interest among new buyers as well as CCA's installed client base."
    CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies and imaging departments. Its primary products, CyberLAB(R), CyberMED(R) and CyberRAD(R), are highly functional, scalable, and can be deployed in a variety of healthcare settings. CCA's systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/.


                 Creative Computer Applications, Inc.
                      Operating Results (Audited)

Quarter Ending August 31,                      2003         2002

Net Sales and Service Revenues             $1,655,084   $2,187,057
Net Income (Loss)                            $(37,492)    $224,639
Basic and Diluted Earnings (Loss) Per
 Share                                          $(.01)        $.07

Average Shares Outstanding:
(Basic)                                     3,318,900    3,266,400
(Diluted)                                   3,318,900    3,417,692


Fiscal year Ending August 31,                  2003         2002

Net Sales and Service Revenues             $7,381,121   $7,831,017
Net Income                                    $94,101     $431,659
Basic and Diluted Earnings Per Share             $.03         $.13

Average Shares Outstanding:
(Basic)                                     3,294,108    3,243,317
(Diluted)                                   3,526,681    3,310,286



    This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


    CONTACT: Creative Computer Applications, Inc.
             Steven M. Besbeck, 818-880-6700, ext. 252